Exhibit 6

Asian Infrastructure Investment Bank

Condensed Financial Statements (Unaudited)

for the Three Months Ended March 31, 2023

Contents Financial Statements
Condensed Statement of Comprehensive Income	1
Condensed Statement of Financial Position	2
Condensed Statement of Changes in Equity	3
Condensed Statement of Cash Flows	4
Notes to the Condensed Financial Statements	5-48
A. General Information	5
B. Accounting Policies	5-6
C. Disclosure Notes	7-30
D. Financial Risk Management	31-44
E. Fair Value Disclosure	45-48

Asian Infrastructure Investment Bank

Condensed Statement of Comprehensive Income

For the three months ended March 31, 2023

In thousands of US Dollars	Note	For the three months ended March 31, 2023 (unaudited)	For the three months ended March 31, 2022 (unaudited)
Interest income	C1	411,239	72,108
Interest expense	C1	(178,969)	(56,612)
Net interest income		232,270	15,496
Net fee and commission income	C2	8,118	7,917
Net gain on financial instruments measured at fair value through profit or loss	C3	25,770	123,429
Net loss on financial instruments measured at amortized cost	C9	(2,178)	(8,313)
Share of gain on investment in associate	C10	1,013	466
Impairment provision	C4	(13,968)	(104,779)
General and administrative expenses	C5	(46,704)	(39,064)
Net foreign exchange gain/(loss)		22,603	(42,144)
Operating profit/(loss) for the period		226,924	(46,992)
Accretion of paid-in capital receivables	C11	366	680
Net profit/(loss) for the period		227,290	(46,312)
Other comprehensive income Items will not be reclassified to profit or loss
Unrealized (loss)/gain on fair-valued borrowings arising from changes in own credit risk	C13	(57,864)	63,477
Total comprehensive income		169,426	17,165
Attributable to:
Equity holders of the Bank		169,426	17,165

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Financial Position

As at March 31, 2023

In thousands of US Dollars	Note	March 31, 2023 (unaudited)	Dec. 31, 2022 (audited)
Assets
Cash and cash equivalents	C6	4,740,118	3,077,356
Term deposits	C6	7,427,431	6,669,005
Investments at fair value through profit or loss	C7	15,232,488	12,701,947
Loan investments, at amortized cost	C8	18,429,178	17,641,931
Bond investments, at amortized cost	C9	5,330,666	4,565,178
Paid-in capital receivables	C11	285,838	304,862
Derivative assets	C14	506,680	477,469
Investment in associate	C10	50,189	49,176
Property and equipment		4,057	4,365
Intangible assets		5,285	6,712
Other assets	C12	1,596,032	1,911,247
Total assets		53,607,962	47,409,248
Liabilities
Borrowings	C13	30,410,634	24,475,728
Derivative liabilities	C14	2,004,261	2,286,664
Other liabilities	C15	557,916	181,131
Total liabilities		32,972,811	26,943,523
Members’ equity
Paid-in capital	C16	19,392,900	19,392,900
Reserves
Accretion of paid-in capital receivables		(1,902)	(2,268)
Unrealized gain/(loss) on fair-valued borrowings arising from changes in own credit risk	C13	(48,316)	9,548
Retained earnings		1,292,469	1,065,545
Total members’ equity		20,635,151	20,465,725
Total liabilities and members’ equity		53,607,962	47,409,248

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Changes in Equity

For the three months ended March 31, 2023

					Reserves

In thousands of US Dollars	Note	Subscribed capital	Less: callable capital	Paid-in capital	Accretion of paid-in capital receivables	Unrealized (loss)/gain on fair-valued borrowings arising from changes in own credit risk	Retained earnings	Total members’ equity
Jan. 1, 2022		96,775,100	(77,420,100)	19,355,000	(3,463)	(61,622)	876,003	20,165,918
Capital subscription and contribution		154,600	(123,700)	30,900	-	-	-	30,900
Net loss for the period		-	-	-	-	-	(46,312)	(46,312)
Other comprehensive income		-	-	-	-	63,477	-	63,477
Paid-in capital receivables - accretion effect		-	-	-	(815)	-	-	(815)
Transfer of accretion	C11	-	-	-	680	-	(680)	-
March 31, 2022 (unaudited)	C16	96,929,700	(77,543,800)	19,385,900	(3,598)	1,855	829,011	20,213,168
Jan. 1, 2023		96,964,700	(77,571,800)	19,392,900	(2,268)	9,548	1,065,545	20,465,725
Capital subscription and contribution		-	-	-	-	-	-	-
Net profit for the period		-	-	-	-	-	227,290	227,290
Other comprehensive income		-	-	-	-	(57,864)	-	(57,864)
Paid-in capital receivables - accretion effect		-	-	-	-	-	-	-
Transfer of accretion	C11	-	-	-	366	-	(366)	-
March 31, 2023 (unaudited)	C16	96,964,700	(77,571,800)	19,392,900	(1,902)	(48,316)	1,292,469	20,635,151

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Cash Flows

For the three months ended March 31, 2023

In thousands of US Dollars	Note	For the three months ended March 31, 2023 (unaudited)	For the three months ended March 31, 2022 (unaudited)
Cash flows from operating activities
Net profit/(loss) for the period		227,290	(46,312)
Adjustments for:
Interest income from term deposits		(85,420)	(13,146)
Interest expense for borrowings	C13	172,781	56,626
Issuance cost for borrowings	C5	2,793	1,363
Accretion of paid-in capital receivables	C11	(366)	(680)
Net loss/(gain) on financial instruments measured at fair value through profit or loss		4,073	(123,255)
Share of gain on investment in associate		(1,013)	(466)
Impairment provision	C4	13,968	104,779
Depreciation and amortization		689	591
Increase in loan investments	C8	(798,856)	(1,324,775)
Decrease in bond in investment operations portfolio		2,514	24,111
Net cash (paid for)/received from derivatives		(197,781)	27,184
Decrease/(Increase) in other assets		317,398	(613,684)
Increase in other liabilities		375,101	253,809
Net cash from/(used) in operating activities		33,171	(1,653,855)
Cash flows from investing activities
Increase in investment of limited partnership funds and trust		(15,535)	(126,389)
Dividends received and return of capital contributions		4,290	18,250
Bond at amortized cost purchased in treasury investment portfolio		(761,250)	-
Net purchase in other treasury investment		(2,367,628)	(1,210,911)
(Increase)/decrease in term deposits		(735,000)	500,000
Increase in investment in associate		-	(7,500)
Interest received from term deposits		61,993	9,897
Increase in intangible assets, property and equipment		(1,137)	(116)
Net cash used in investing activities		(3,814,267)	(816,769)
Cash flows from financing activities
Proceeds from borrowings, net	C13	6,192,561	1,509,393
Repayments of borrowings	C13	(676,050)	(33,156)
Interest payments on borrowings	C13	(92,043)	(33,865)
Capital contributions received	C11	19,390	6,180
Net cash from financing activities		5,443,858	1,448,552
Net increase/(decrease) in cash and cash equivalents		1,662,762	(1,022,072)
Cash and cash equivalents at beginning of period		3,077,356	2,109,608
Cash and cash equivalents at end of period	C6	4,740,118	1,087,536

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

A	General Information

The Asian Infrastructure Investment Bank (the “Bank” or “AIIB”) is a multilateral development bank. By the end of year 2015, representatives from 57 countries signed AIIB’s Articles of Agreement (the “AOA”) which entered into force on Dec. 25, 2015. The Bank commenced operations on Jan. 16, 2016. AIIB’s principal office is in Beijing, the People’s Republic of China (the “PRC”).

As at March 31, 2023, the Bank’s total approved membership is 106, of which 92 have completed the membership process and have become members of AIIB in accordance with the AOA.

AIIB’s purpose is to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors; and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions.

The legal status, privileges and immunities for the operation and functioning of AIIB in the PRC are agreed in the AOA and further defined in the Headquarters Agreement between the government of the People’s Republic of China (the “Government”) and the Bank on Jan. 16, 2016.

B	Accounting Policies

B1	Basis of preparation

These condensed interim financial statements for the three months ended March 31, 2023 have been prepared in accordance with International Financial Reporting Standard: IAS 34 Interim Financial Reporting, and should be read in conjunction with the annual financial statements for the year ended Dec. 31, 2022.

The accounting policies adopted are consistent with those used in the Bank’s annual financial statements for the year ended Dec. 31, 2022.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgment in its process of applying the Bank’s accounting policies. The financial statements have been prepared on a going concern basis.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B2	New accounting pronouncements

The new accounting pronouncements, amendments and interpretations issued during the three months ended March 31, 2023, do not have any significant impact on the operating results, financial position and comprehensive income of the Bank, based on the assessment of the Bank.

B3	Comparatives

The comparative date of the Condensed Statement of Financial Position is as at Dec. 31, 2022, while the comparative period of the Condensed Statement of Comprehensive Income, the Condensed Statement of Changes in Equity and the Condensed Statement of Cash Flows are from Jan. 1, 2022 to March 31, 2022.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C1	Interest income and expense

	For the three months ended March 31, 2023	For the three months ended March 31, 2022
Interest income
Loan investments (1)	251,588	48,814
Cash, cash equivalents, and deposits	131,080	13,647
Bond investments	28,571	9,647
Total interest income	411,239	72,108
Interest expense
Borrowings (2)	(178,969)	(56,612)
Total interest expense	(178,969)	(56,612)
Net interest income	232,270	15,496

(1) Interest income for loan investments includes amortization of front-end fees, and other incremental and directly related costs in relation to loan origination that are an integral part of the effective interest rate of those loans.

(2) Interest expense is accrued mainly based on the notional coupon rate. However, the Bank uses derivatives to manage interest rate and foreign currency risks, and hence, the actual borrowing cost for the Bank is swapped from fixed to floating rate. The hedging results are presented in Note C14 Derivatives.

C2	Net fee and commission income

	For the three months ended March 31, 2023	For the three months ended March 31, 2022
Loan commitment fee and service fee	8,761	7,738
Special Funds administration fee (Note C20)	38	63
MCDF administration fee (1)	517	644
Implementing entity administration fee (2)	69	91
Total fee and commission income	9,385	8,536
Cofinancing service fee	(1,267)	(619)
Total fee and commission expense	(1,267)	(619)
Net fee and commission income	8,118	7,917

(1) According to the Governing Instrument of the Finance Facility of the Multilateral Cooperation Center for Development Finance (“MCDF Finance Facility”) and the agreement on the terms and conditions of service as the administrator of the MCDF Finance Facility, AIIB provides administrative and financial services to the MCDF Finance Facility, including hosting of the secretariat of the Multilateral Cooperation Center for Development Finance (“MCDF”). Therefore, the Bank charges an administration fee for the services provided as the administrator of the MCDF Finance Facility. The MCDF serves as a multilateral initiative to foster high-quality infrastructure and connectivity investments in developing countries.

(2) Implementing entity refers to AIIB’s role as either implementing partner, technical partner, implementing entity, or another analogous role, in a multilateral partnership facility.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C3	Net gain on financial instruments measured at fair value through profit or loss

	For the three months ended March 31, 2023	For the three months ended March 31, 2022
Money Market Funds (Note C6)	29,843	174
Investments at fair value through profit or loss (Note C7)	159,095	(120,256)
Borrowings (Note C13)	(277,000)	639,208
Derivatives (Note C14):
- Borrowings associated	103,184	(656,575)
- Loan investments associated	(4,962)	176,989
- Treasury investment portfolio and bond investments associated	15,610	83,889
Total	25,770	123,429

C4	Impairment provision

	For the three months ended March 31, 2023	For the three months ended March 31, 2022
Impairment provision for
- Loan investments (Note C8)	13,293	95,920
- Bond investments (Note C9)	675	8,859
Total impairment provision	13,968	104,779

C5	General and administrative expenses

	For the three months ended March 31, 2023	For the three months ended March 31, 2022
Staff costs (1)	26,394	21,942
Professional service expenses	6,825	5,906
IT services	3,659	4,006
Facilities and administration expenses	3,335	3,623
Issuance cost for borrowings	2,793	1,363
Travelling expenses	1,756	479
Others	1,942	1,745
Total general and administrative expenses	46,704	39,064

Refer to Note C20 for details of key management remuneration.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C6	Cash, cash equivalents, and deposits with banks

	March 31, 2023	Dec. 31, 2022
Cash	-	-
Deposits with banks
- Demand deposits (1)	77,463	106,253
- Term deposits with initial maturity of three months or less	3,217,179	1,690,454
Money Market Funds (2)	1,445,476	1,280,649
Total cash and cash equivalents	4,740,118	3,077,356
Add: term deposits with initial maturity more than three months (3)	7,427,431	6,669,005
Total cash, cash equivalents, and deposits with banks	12,167,549	9,746,361

(1)	USD56.90 million of demand deposits is segregated for the externally managed portfolios (Dec. 31, 2022: USD73.15 million).

(2)	Money Market Funds

	For the three months ended March 31, 2023	For the year ended Dec. 31, 2022
As at beginning of period/year	1,280,649	1,710,022
Additions	5,536,997	13,402,000
Disposals	(5,402,013)	(13,848,258)
Fair value gain, net	29,843	16,885
Total Money Market Funds	1,445,476	1,280,649

Money Market Funds (“MMFs”) are rated triple-A equivalent and invest in a diversified portfolio of short-term high-quality assets. The objective of the investment is only to meet short-term cash commitments. The MMFs are subject to an insignificant risk of changes in value, with daily liquidity and an investment return comparable to normal USD denominated money market interest rates. The MMFs are exposed to credit, market and liquidity risks, and are measured at fair value.

(3)

Term deposits with initial maturity more than three months have maturities up to 24 months. As at March 31, 2023, USD7.43 billion of term deposits has remaining maturity within 12 months (Dec. 31, 2022: USD6.67 billion).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss

	For the three months ended March 31, 2023	For the year ended Dec. 31, 2022
As at beginning of period/year	12,701,947	10,565,949
Additions, net	2,374,375	2,174,149
Return of capital contributions	(2,929)	(55,845)
Net gain of investments	159,095	17,694
Total investments at fair value through profit or loss	15,232,488	12,701,947

Analysis of investments at fair value through profit or loss:

	March 31, 2023	Dec. 31, 2022
External Managers Program (a)	4,107,241	4,020,106
Bond investments (b)	7,580,724	5,738,255
Certificates of deposit and commercial papers (c)	2,695,300	2,114,223
Investment Operations fixed income portfolio (d)	223,501	220,451
Limited partnership funds (e)	571,098	550,941
Investment in Trust (f)	54,624	57,971
Total investments at fair value through profit or loss	15,232,488	12,701,947

The Bank has the following investments in certain unconsolidated structured entities:

(a)

The Bank has engaged external asset managers to invest in portfolios of high credit quality securities (the “External Managers Program”). The portfolios are fair value measured and securities are eligible for sale. The following table sets out the amounts of the investment portfolio by asset categories.

External Managers Program	March 31, 2023	Dec. 31, 2022
Investment grade corporate bonds	1,767,559	1,704,603
Sovereign, Supranational and Agency bonds	1,198,158	1,163,506
Treasury bills and notes	664,977	692,923
Term deposits and certificates of deposit	213,414	238,171
Commercial papers	153,309	109,895
Other investment securities	109,824	111,008
Total	4,107,241	4,020,106

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss (Continued)

(b)

The Bank invests in bond securities which are actively managed. Therefore, the bond investments are measured at fair value through profit or loss. The bonds invested are of high credit quality. The Bank also invested in infrastructure asset- backed securities issued by the Special Purpose Vehicle sponsored by the associate that the Bank holds direct equity interests (Note C10).

(c)

The Bank invests in certificates of deposit and commercial papers which are actively managed within treasury investment portfolio and measured at fair value through profit or loss. The certificates of deposit and commercial papers are of high credit quality.

(d)

The Bank has engaged external asset managers to invest in a fixed-income portfolio. The objective of this portfolio is to develop the climate bond markets in Asia, composing of labeled green bonds and unlabeled climate-aligned bonds. The investment strategy targets climate bond issuers who rate high on the evaluation of three dimensions related to the Paris Agreement: (a) climate mitigation, (b) climate adaptation and (c) contribution to the transition to a low carbon, climate resilient economy.

(e)

The Bank invests in limited partnership funds (“LP Funds”), which are managed by the general partners, who manage all investments on behalf of the limited partners. The Bank, along with other investors, has entered into the LP Funds as a limited partner with a capital commitment which will be drawn down over the commitment period of the LP Funds, based on drawdown notices issued by the general partners. The LP Funds do not have an expected maturity date within twelve months.

(f)

The Bank has invested in the units of a Trust (the “Trust”) which holds a portfolio of five operating roads and highways assets in India. The units of the Trust are listed on the National Stock Exchange of India Limited. The Trust is managed by an investment manager who make investment decisions on behalf of the Trust as per the Trust Deed and the Investment Management Agreement. The Trust has been fully disbursed which does not have an expected maturity date within twelve months.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance

Loan investments	March 31, 2023	Dec. 31, 2022
Gross carrying amount	18,733,948	17,935,092
ECL allowance	(304,770)	(293,161)
Net carrying amount	18,429,178	17,641,931

Loan investments are carried at amortized cost. At initial recognition, loan investments are measured at fair value using the assumptions market participants of either sovereign-backed or nonsovereign-backed projects would use when pricing the loan assets. The market where the Bank enters into such transactions is considered to be the principal market. The transaction price normally represents the fair value of loans at their initial recognition.

All sovereign-backed loans to eligible members are subject to the same pricing, taking into account the “preferred creditor status” and other terms giving the Bank rights more favorable than those available to commercial creditors. The Bank applies commercial pricing practices to nonsovereign-backed loans. The Bank has no intention to sell sovereign-backed loans, nor does it believe there is a secondary market for such loans.

The Bank began offering variable spread loans in 2019 where the lending rate consists of a variable reference rate and a variable spread. The variable spread consists of a fixed contractual lending spread and maturity premium along with a variable borrowing cost margin. The reference rate and the borrowing cost margin are determined at each interest rate reset date and are applicable for the following six months. The borrowing cost margin is based on the cost of the underlying funding for these loans at the time of the reset. As at March 31, 2023, USD11,331.09 million of the total carrying amount of the Bank’s loans are variable spread loans (Dec. 31, 2022: USD10,887.26 million).

As at March 31, 2023, USD675.53 million of the total carrying amount matures within 12 months (Dec. 31, 2022, USD618.65 million).

The following table sets out overall information about the credit quality of loan investments and loan commitments issued for effective contracts as at March 31, 2023. The gross amounts of loans are net of the transaction costs and fees that are capitalized through the effective interest method, or EIR method.

	March 31, 2023	Dec. 31, 2022
Loan investments, gross carrying amount	18,733,948	17,935,092
Loan commitments	12,929,281	13,039,033

	31,663,229	30,974,125
Total ECL allowance (a)	(307,729)	(294,436)

	31,355,500	30,679,689

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance (Continued)

(a)	As at March 31, 2023, the total ECL allowance related to loan commitments is USD2.96 million (Dec. 31, 2022: USD1.28 million), and is presented as a provision in Note C15.

For the three months ended March 31, 2023, the impairment losses on loan investments and loan commitments were USD13.29 million (for the three months ended March 31, 2022: USD95.92 million), as disclosed in Note C4.

C9	Bond investments at amortized cost

Bond investments	March 31, 2023	Dec. 31, 2022
Externally managed fixed-income portfolio (a)	1,997,883	2,000,504
Internally managed fixed-income portfolio (b)	2,783,619	2,019,748
Investment operations bond portfolios (c)	562,768	557,855
Gross carrying amount	5,344,270	4,578,107
ECL allowance	(13,604)	(12,929)
Net carrying amount	5,330,666	4,565,178

(a)

In Sep. 2021, the Bank engaged an external asset manager to invest in a portfolio of high credit quality securities. The portfolio adopts a hold-to-maturity business strategy. The bonds are initially recognized at fair value and subsequently measured at amortized cost.

(b)

In April 2022, the Bank started an internally managed portfolio to invest in high credit quality securities. The portfolio adopts a hold-to-maturity business strategy. The bonds are initially recognized at fair value and subsequently measured at amortized cost.

(c)

The Bank has invested in a fixed income bond investment portfolio which comprises Asian infrastructure-related bonds and other private bond investment. The bonds are initially recognized at fair value and subsequently measured at amortized cost.

For the three months ended March 31, 2023, USD2.18 million investment loss was recognized as a result of disposal of certain bonds in the portfolios (for the three months ended March 31, 2022: USD8.31 million).

Bond investments at amortized cost are subject to credit losses estimated by applying an ECL model, assessed on a forward-looking basis. As at March 31, 2023, ECL allowance of USD13.07 million and USD0.53 million has been provided respectively to bonds in investment operations and treasury investment portfolio.

As at March 31, 2023, USD203.73 million of the gross carrying amount matures within 12 months (Dec. 31, 2022: USD12.59 million).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C10	Investment in associate

On April 2, 2020, the Bank subscribed for a 30% economic interest in a private company incorporated in Singapore and limited by shares. The purpose of the investee is to acquire and securitize infrastructure loans. As at March 31, 2023, the undrawn capital commitment is USD6 million (as at Dec. 31, 2022: USD6 million).

For the three months ended March 31, 2023, the associate recognized a profit of USD3.38 million (for the year ended Dec. 31, 2022: profit of USD6.1 million). The Bank has recorded a net profit of USD1.01 million following the equity method (for the year ended Dec. 31, 2022: net profit of USD1.8 million).

	For the three months ended March 31, 2023	For the year ended Dec. 31, 2022
As at beginning of period/year	49,176	33,842
Additions	—	13,500
Share of gain for the period/year	1,013	1,834
Total investment in associate	50,189	49,176

C11	Paid-in capital receivables

According to the AOA, payments for paid-in capital (refer to Note C16) are due in five installments, with the exception of members considered as less developed countries, who may pay in ten installments. Paid-in capital receivables represent amounts due from members in respect of paid-in capital. These amounts are initially recognized at fair value and subsequently measured at amortized cost. The fair value discount is accreted through income using the effective interest method. For the three months ended March 31, 2023, none of discount (for the three months ended March 31, 2022: USD0.82 million) has been debited to the reserve. An amount of USD0.37 million (for the three months ended March 31,2022: USD0.68 million) has been accreted through income in the current period.

As at March 31, 2023, overdue contractual undiscounted paid-in capital receivables amounting to USD201.44 million (Dec. 31, 2022: USD214.06 million) (Note C16) are not considered impaired. Of this amount, USD2.67 million has been collected by the date of publication of the financial statements for the three months ended March 31, 2023.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C11	Paid-in capital receivables (Continued)

As at March 31, 2023, USD246.39 million (Dec. 31, 2022: USD258.96 million) of the paid-in capital balance is due within 12 months.

	For the three months ended March 31, 2023	For the year ended Dec. 31, 2022
As at beginning of period/year	304,862	303,695
Paid-in capital receivables originated	-	36,737
Contributions received	(19,390)	(36,727)
Transfer from prepaid paid-in capital to contribution	-	(1,200)
Accretion to profit or loss	366	2,357
Total paid-in capital receivables	285,838	304,862

C12	Other assets

	March 31, 2023	Dec. 31, 2022
Cash collateral receivable (Note C14)	1,575,614	1,872,002
Receivable for unsettled trades	12,329	29,790
Prepayments	5,705	6,008
Receivable for MCDF administration fee	517	2,218
Others	1,867	1,229
Total other assets	1,596,032	1,911,247

C13	Borrowings

	March 31, 2023	Dec. 31, 2022
i) Borrowings carried at fair value
SEC-registered notes (a)	18,379,200	16,135,993
Global Medium-Term Notes (b)	8,534,757	5,411,566
Australian Dollar and New Zealand Dollar Bonds (c)	969,029	964,221
RMB Denominated Panda Bond (d)	666,720	656,531
Total borrowings at fair value	28,549,706	23,168,311

	March 31, 2023	Dec. 31, 2022
ii) Borrowings carried at amortized cost
Global Medium-Term Notes (b)	1,260,643	1,208,555
Euro Commercial Papers (e)	495,670	-
Other bond issuance (f)	104,615	98,862
Total borrowings at amortized cost	1,860,928	1,307,417
Total borrowings	30,410,634	24,475,728

(a)

As at March 31, 2023, the Bank has issued a total of USD18.38 billion SEC- registered fixed rate global notes in the capital markets. These notes are listed on the London Stock Exchange’s main market. The following table sets out the details of the SEC-registered notes.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Borrowings (Continued)

(in USD million)
Date of issuance	Notional amount	Cash proceeds	Coupon (per annum)	Coupon payment	Maturity date
May 16, 2019	2,500	2,492.95	2.25%	Semi-annual	May 16, 2024
May 28, 2020	3,000	2,984.94	0.50%	Semi-annual	May 28, 2025
Sep. 29, 2020	3,000	2,994.09	0.25%	Semi-annual	Sep. 29, 2023
Jan. 27, 2021	3,000	2,987.16	0.50%	Semi-annual	Jan. 27, 2026
Sep. 16, 2021	2,500	2,496.30	0.50%	Semi-annual	Oct. 30, 2024
June 29, 2022	1,250	1,246.08	3.375%	Semi-annual	June 29, 2025
Sep. 14, 2022	2,000	1,994.40	3.75%	Semi-annual	Sep. 14, 2027
Jan. 18, 2023	2,000	1,988.00	4.00%	Semi-annual	Jan. 18, 2028
Total	19,250	19,183.92

(b)

As at March 31, 2023, the Bank issued a total of USD10,456.12 million equivalent fixed rate notes, and a total of USD1,250.00 million floating rate notes under its Global Medium-Term Note (“GMTN”) program through a combination of private and public placements, of which amount of USD1,092.72 million equivalent fixed rate notes have been repaid. The following table sets out the details of the GMTN notes by denominated currency. The interest expense is mostly payable annually.

GMTNs in denominated
currency	March 31, 2023	Dec. 31, 2022
GBP	3,288,186	2,070,561
USD	1,975,000	2,025,000
CNH	1,093,417	1,238,492
EUR	1,767,498	161,898
TRY	588,873	549,253
HKD	504,673	302,942
ZAR	134,115	105,035
Others	1,261,643	845,242
Total	10,613,405	7,298,423

(c)

As at March 31, 2023, the Bank has issued a total of USD1,144.65 million equivalent fixed rate notes under its Australian Dollar and New Zealand Dollar Debt Issuance program through a combination of private and public placements, interest expense payable semi-annually.

(d)

As at March 31, 2023, the Bank has issued a total of USD649.18 million equivalent fixed rate Renminbi denominated bonds (“RMB Denominated Panda Bond”) through public placements, interest expense payable annually.

(e)	As at March 31, 2023, the Bank has issued a total of USD500 million under its Euro Commercial Paper (“ECP”) program to expand the Bank’s short-term funding options in the debt capital market.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Borrowings (Continued)

(f)	As at March 31, 2023, the Bank has USD100 million equivalent floating rate bond issuances through private placement in local onshore market, interest expense payable quarterly.

Borrowings that are paired with swaps are designated as financial liabilities at fair value through profit or loss, in order to significantly reduce accounting mismatches that would have otherwise arisen if the borrowings were carried at amortized cost while the related swaps are carried at fair value. Interest from borrowings was calculated based on outstanding balances of the borrowings and coupon rates and presented as interest expense in the Statement of Comprehensive Income.

Floating rate notes and ECP are carried at amortized cost with interest expenses recognized under effective interest rate method.

The fair value changes for financial liabilities that are designated as at fair value through profit or loss, that is attributable to changes in the Bank’s own credit risk, are recognized in other comprehensive income in accordance with the requirements of IFRS 9. Fair value movements attributable to changes in the Bank’s own credit risk are determined using the mark-to-market approach by applying an observable own credit spread curve to the Bank’s exposure at the reporting date.

For the three months ended March 31, 2023, the fair value loss attributable to changes in the Bank’s own credit risk included in the other comprehensive income amounted to USD57.86 million (for the three months ended March 31, 2022: fair value gain of USD63.48 million).

The following table sets out information about changes in liabilities arising from borrowing activities, including changes arising from cash flows and non-cash changes for the three months ended March 31, 2023 and the year ended Dec. 31, 2022.

	For the three months ended March 31, 2023	For the year ended Dec. 31, 2022
As at beginning of period/year	24,475,728	19,267,851
Changes arising from cash flows
- Proceeds from borrowings, net	6,192,561	7,248,788
- Repayment of borrowings	(676,050)	(387,574)
- Interest payments	(92,043)	(235,063)
- Issuance cost for borrowings	2,793	5,598
Non-cash changes
- Accrued interest	172,781	325,156
- Changes in fair values included in the other
comprehensive income	57,864	(71,170)
- Changes in fair values included in profit or loss (Note C3)	277,000	(1,677,858)
Total borrowings	30,410,634	24,475,728

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Derivatives

As at March 31, 2023, the Bank has entered into several interest rate swap, foreign exchange forward and cross currency swap contracts. The Bank makes use of derivatives primarily to hedge the Bank’s borrowings, so as to convert issuance proceeds into the currency and interest rate structure sought by the Bank. The Bank also uses derivatives to manage the net interest rate and foreign exchange risks arising from its financial assets including, but not limited to, loans, certificates of deposit and bond investments.

Derivative contracts are financial instruments valued at each reporting date using valuation techniques that consider observable market data such as yield curves, interest rates, and foreign currency rates. Net interest paid or received on these derivative contracts is included within the net gain on financial instruments.

The following table sets out the contractual notional amounts and fair values of the derivatives as at March 31, 2023 and Dec. 31, 2022. The payments under each of the derivative contracts are subject to enforceable master netting arrangements.

	As at March 31, 2023
	Contractual notional	Fair value
	amount	Assets	Liabilities
Derivatives
Interest rate swaps	35,012,153	158,157	1,034,079
Cross currency swaps	14,699,681	334,948	966,871
FX forwards	1,406,854	13,575	3,311
Total derivatives	51,118,688	506,680	2,004,261

	As at Dec. 31, 2022
	Contractual notional	Fair value
	amount	Assets	Liabilities
Derivatives
Interest rate swaps	32,374,705	198,691	1,193,693
Cross currency swaps	10,571,179	278,778	1,008,593
FX forwards	1,189,853	-	84,378
Total derivatives	44,135,737	477,469	2,286,664

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Derivatives (Continued)

The table below presents the undiscounted cash flows in/(out) of the derivatives the Bank has entered into as at March 31, 2023 and Dec. 31, 2022.

	As at March 31, 2023
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Derivatives
Interest rate swaps	(103,320)	(72,344)	(386,784)	(345,518)	3,577	(904,389)
Gross settling cross currency swaps - inflow	967,871	1,126,378	2,621,352	10,985,765	865,056	16,566,422
Gross settling cross currency swaps - outflow	(1,028,268)	(1,120,618)	(2,782,551)	(11,255,628)	(730,824)	(16,917,889)
Gross settling FX forwards - inflow	159,145	1,195,584	-	-	-	1,354,729
Gross settling FX forwards - outflow	(156,880)	(1,181,806)	-	-	-	(1,338,686)
Total derivatives	(161,452)	(52,806)	(547,983)	(615,381)	137,809	(1,239,813)

	As at Dec. 31, 2022
	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Derivatives
Interest rate swaps	(63,188)	(101,881)	(371,607)	(506,796)	4,638	(1,038,834)
Gross settling cross currency swaps - inflow	258,023	62,412	3,330,754	6,762,364	590,245	11,003,798
Gross settling cross currency swaps - outflow	(256,015)	(84,848)	(3,395,789)	(7,299,287)	(589,471)	(11,625,410)
Gross settling FX forwards -inflow	499,779	690,074	-	-	-	1,189,853
Gross settling FX forwards - outflow	(542,180)	(728,402)	-	-	-	(1,270,582)
Total derivatives	(103,581)	(162,645)	(436,642)	(1,043,719)	5,412	(1,741,175)

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Derivatives (Continued)

The Bank requires collateral in the form of cash against the exposures to derivative counterparties. The Bank records cash collateral in respect of the interest rate swaps and cross currency swaps based on the fair value of the swaps. This amount is presented separately in the Bank’s Statement of Financial Position as the cash flows are not applied towards the settlement of net interest payments. The collateral would only be applied against amounts due in the event that some or all the corresponding swaps are terminated early, including, but not limited to, as a result of a default by the relevant counterparty. As at March 31, 2023, the Bank has received cash collateral of USD121.81 million (Note C15) (Dec. 31, 2022: USD112.23 million) from the swap counterparties, and has paid cash collateral of USD1,575.61 million (Note C12) (Dec. 31, 2022: USD1,872.00 million) to the swap counterparties.

Due to the collateral arrangements in the Bank’s derivatives contracts, the counterparty valuation adjustment (“CVA”) and debt valuation adjustment (“DVA”) do not have a material impact on the derivative valuations as at March 31, 2023 and Dec. 31, 2022.

As at March 31, 2023, the Bank makes use of derivatives with notional amount of USD36,011.12 million to hedge the borrowings with carrying amount of USD28,549.71 million. The Bank enters into derivatives with notional amount of USD2,696.82 million to hedge loans with carrying amount of USD2,509.55 million. The Bank makes use of derivatives with notional amount of USD233.00 million to hedge the Investment Operations fixed-income portfolio with carrying amount of USD223.50 million. Derivatives with notional amount of USD12,178 million are used to hedge financial instruments in treasury investment portfolio. The Bank’s risk exposures have been well managed; therefore, the respective profit and loss are effectively hedged on a net basis.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C15	Other liabilities

	March 31, 2023	Dec. 31, 2022
Payable for unsettled trades	361,504	-
Cash collateral payable (Note C14)	121,809	112,231
Deferred interest (Note C20)	39,479	34,495
Accrued expenses	23,406	24,001
Staff costs payable	8,474	8,617
Provision—ECL allowance (Note C8)	2,959	1,275
Deferred administration fee (Note C20)	263	300
Others	22	212
Total other liabilities	557,916	181,131

C16	Share capital

	March 31, 2023	Dec. 31, 2022
Authorized capital	100,000,000	100,000,000
– Allocated
- Subscribed	96,964,700	96,964,700
- Unsubscribed	1,621,800	1,621,800
– Unallocated	1,413,500	1,413,500
Total authorized capital	100,000,000	100,000,000
Subscribed capital	96,964,700	96,964,700
Less: callable capital	(77,571,800)	(77,571,800)
Paid-in capital	19,392,900	19,392,900
Paid-in capital comprises:
– amounts received	19,105,160	19,085,770
– amounts due but not yet received	201,440	214,062
– amounts not yet due	86,300	93,068
Total paid-in capital	19,392,900	19,392,900

In accordance with Articles 4 and 5 of the AOA, the initial authorized capital stock of the Bank is USD100 billion, divided into 1,000,000 shares, which shall be available for subscription only by members.

The original authorized capital stock is divided into paid-in shares and callable shares, with paid-in shares having an aggregate par value of USD20 billion and callable shares having an aggregate par value of USD80 billion.

Payment of the amount subscribed to the callable capital stock of the Bank shall be subject to call only as and when required by the Bank to meet its liabilities. Calls on unpaid subscriptions shall be uniform in percentage on all callable shares.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Share capital (Continued)

In accordance with Article 37 of the AOA, any member may withdraw from the Bank at any time by delivering a notice in writing to the Bank at its principal office. A withdrawing member remains liable for all direct and contingent obligations to the Bank to which it was subject at the date of delivery of the withdrawal notice. At the time a country ceases to be a member, the Bank shall arrange for the repurchase of such country’s shares by the Bank as a part of the settlement of accounts with such country.

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital
Afghanistan	866	86,600	69,300	17,300
Algeria	50	5,000	4,000	1,000
Argentina	50	5,000	4,000	1,000
Australia	36,912	3,691,200	2,953,000	738,200
Austria	5,008	500,800	400,600	100,200
Azerbaijan	2,541	254,100	203,300	50,800
Bahrain	1,036	103,600	82,900	20,700
Bangladesh	6,605	660,500	528,400	132,100
Belarus	641	64,100	51,300	12,800
Belgium	2,846	284,600	227,700	56,900
Benin	50	5,000	4,000	1,000
Brazil	50	5,000	4,000	1,000
Brunei Darussalam	524	52,400	41,900	10,500
Cambodia	623	62,300	49,800	12,500
Canada	9,954	995,400	796,300	199,100
Chile	100	10,000	8,000	2,000
China	297,804	29,780,400	23,824,300	5,956,100
Cook Islands	5	500	400	100
Côte d’Ivoire	50	5,000	4,000	1,000
Croatia	50	5,000	4,000	1,000
Cyprus	200	20,000	16,000	4,000
Denmark	3,695	369,500	295,600	73,900
Ecuador	50	5,000	4,000	1,000
Egypt	6,505	650,500	520,400	130,100
Ethiopia	458	45,800	36,600	9,200
Fiji	125	12,500	10,000	2,500
Finland	3,103	310,300	248,200	62,100
France	33,756	3,375,600	2,700,500	675,100
Georgia	539	53,900	43,100	10,800
Germany	44,842	4,484,200	3,587,400	896,800
Ghana	50	5,000	4,000	1,000
Greece	100	10,000	8,000	2,000
Guinea	50	5,000	4,000	1,000
Hong Kong, China	7,651	765,100	612,100	153,000
Hungary	1,000	100,000	80,000	20,000
Iceland	176	17,600	14,100	3,500
India	83,673	8,367,300	6,693,800	1,673,500
Indonesia	33,607	3,360,700	2,688,600	672,100
Iran	15,808	1,580,800	1,264,600	316,200
Iraq	250	25,000	20,000	5,000
Ireland	1,313	131,300	105,000	26,300
Israel	7,499	749,900	599,900	150,000
Italy	25,718	2,571,800	2,057,400	514,400
Jordan	1,192	119,200	95,400	23,800

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Share capital (Continued)

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital
Kazakhstan	7,293	729,300	583,400	145,900
Korea	37,387	3,738,700	2,991,000	747,700
Kyrgyz Republic	268	26,800	21,400	5,400
Lao PDR	430	43,000	34,400	8,600
Liberia	50	5,000	4,000	1,000
Luxembourg	697	69,700	55,800	13,900
Madagascar	50	5,000	4,000	1,000
Malaysia	1,095	109,500	87,600	21,900
Maldives	72	7,200	5,800	1,400
Malta	136	13,600	10,900	2,700
Mongolia	411	41,100	32,900	8,200
Morocco	50	5,000	4,000	1,000
Myanmar	2,645	264,500	211,600	52,900
Nepal	809	80,900	64,700	16,200
Netherlands	10,313	1,031,300	825,000	206,300
New Zealand	4,615	461,500	369,200	92,300
Norway	5,506	550,600	440,500	110,100
Oman	2,592	259,200	207,400	51,800
Pakistan	10,341	1,034,100	827,300	206,800
Peru	1,546	154,600	123,700	30,900
Philippines	9,791	979,100	783,300	195,800
Poland	8,318	831,800	665,400	166,400
Portugal	650	65,000	52,000	13,000
Qatar	6,044	604,400	483,500	120,900
Romania	1,530	153,000	122,400	30,600
Russia	65,362	6,536,200	5,229,000	1,307,200
Rwanda	50	5,000	4,000	1,000
Samoa	21	2,100	1,700	400
Saudi Arabia	25,446	2,544,600	2,035,700	508,900
Serbia	50	5,000	4,000	1,000
Singapore	2,500	250,000	200,000	50,000
Spain	17,615	1,761,500	1,409,200	352,300
Sri Lanka	2,690	269,000	215,200	53,800
Sudan	590	59,000	47,200	11,800
Sweden	6,300	630,000	504,000	126,000
Switzerland	7,064	706,400	565,100	141,300
Tajikistan	309	30,900	24,700	6,200
Thailand	14,275	1,427,500	1,142,000	285,500
Timor-Leste	160	16,000	12,800	3,200
Tonga	12	1,200	1,000	200
Tunisia	50	5,000	4,000	1,000
Türkiye	26,099	2,609,900	2,087,900	522,000
United Arab Emirates	11,857	1,185,700	948,600	237,100
United Kingdom	30,547	3,054,700	2,443,800	610,900
Uruguay	50	5,000	4,000	1,000
Uzbekistan	2,198	219,800	175,800	44,000
Vanuatu	5	500	400	100
Viet Nam	6,633	663,300	530,600	132,700
Total	969,647	96,964,700	77,571,800	19,392,900

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C17	Reserves

Based on Article 18.1 of the AOA, the Board of Governors shall determine at least annually what part of the net income of the Bank shall be allocated, after making provision for reserves, to retained earnings or other purposes and what part, if any, shall be distributed to the members.

C18	Distribution

Retained earnings as at March 31, 2023 are USD1,292.47 million (Dec. 31, 2022: USD1,065.55 million). For three months ended March 31, 2023, USD0.37 million (for the three months ended March 31, 2022: USD0.68 million) of retained earnings has been transferred to the reserve for accretion of the paid-in capital receivables. No dividends were declared during the reporting period.

C19	Unconsolidated structured entities

Special Funds established and administered by the Bank based on Article 17.1 of the AOA are unconsolidated structured entities for accounting purposes. Consistent with Article 10 of the Bank’s AOA, the resources of the Special Funds shall at all times and in all respects be held, used, committed, invested or otherwise disposed of entirely separately from the Bank’s ordinary resources.

The Project Preparation Special Fund

The objective of the Project Preparation Special Fund is to support and facilitate preparatory activities during the preparation and early implementation of projects, on a grant basis, for the benefit of one or more members of the Bank that, at the time when the decision to extend the grant is made by the Bank, are classified as recipients of financing from the International Development Association (“IDA”), and other members of the Bank with substantial development needs and capacity constraints.

The resources of the Project Preparation Special Fund consist of: (a) amounts accepted from any member of the Bank, any of its political or administrative sub-divisions, or any entity under the control of the member or such sub-divisions or any other country, entity or person approved by the President may become a contributor to the Special Funds; (b) income derived from investment of the resources of the Special Funds; and (c) funds reimbursed to the Special Funds, if any.

The full cost of administering the Project Preparation Special Fund is charged to the Project Preparation Special Fund. The Bank charges an administration fee equal to 1% of any contribution, and the Project Preparation Special Fund bears all expenses appertaining directly to operations financed from the resources of the Project Preparation Special Fund.

As at March 31, 2023, the Project Preparation Special Fund has aggregate contributions received amounting to USD128 million (Dec. 31, 2022: USD128 million). For the three months ended March 31, 2023, fees recognized as income amounted to USD0.04 million (for the three months ended March 31, 2022: USD0.06 million) (Note C2). As at March 31, 2023, deferred administration fees recognized as other liabilities amounted to USD0.26 million (Dec. 31, 2022: USD0.3 million) (Note C15).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Unconsolidated structured entities (Continued)

The Special Fund Window for Less Developed Members

The Special Fund Window for Less Developed Members provides interest rate buy-down to eligible sovereign-backed financing aligned with AIIB’s Corporate Strategy in eligible members according to the approved Rules and Regulations. The Special Fund Window for Less Developed Members was funded by the amounts transferred by the Bank from its Project Preparation Special Fund and was renamed from the Special Fund Window under the COVID-19 Crisis Recovery Facility upon the approval of the AIIB Board of Directors on March 23, 2022.

As at March 31, 2023, interest rate buy-down balance for eligible sovereign-backed loans from Special Fund Window for Less Developed Members amounted to USD39.48 million (Dec. 31, 2022: USD34.50 million) (Note C15).

AIIB External Special Funds

Special Fund resources received by AIIB in its role as implementing entity of multilateral partnership facilities are considered as AIIB External Special Funds collectively. AIIB became the Global Infrastructure Facility Technical Partner (“GIF TP”) on June 23, 2021 after executing the Financial Procedures Agreement; the MCDF Implementing Partner (“MCDF IP”) on Aug. 9, 2021 after executing the Implementing Partner Agreement; and the Pandemic Prevention, Preparedness and Response Trust Fund Implementing Partner (“PPR IP”) on Feb. 10, 2023 after executing the Financial Procedures Agreement. Resources from the multilateral partnership facilities are administrated in separate External Special Funds (i.e., the GIF TP Special Fund, the MCDF IP Special Fund and the PPR IP Special Fund).

The Bank is not obliged to provide financial support to the Special Funds.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions

Parties are generally considered to be related if the parties are under common control, or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely to the legal form.

Major outstanding balances with related parties are as follows:

	March 31, 2023		Dec. 31, 2022
	PRC related entities	Other related parties	PRC related entities	Other related parties
Loan investments	1,325,343	-	1,175,621	-
LP Fund	60,239	-	58,121	-
Equity and bond investment in associate	-	159,891	-	162,850
Other liabilities	-	39,742	-	34,795
The income and expense items affected by transactions with related parties are as follows:
	For the three months ended		For the three months ended
	March 31, 2023		March 31, 2022
	PRC related entities	Other related parties	PRC related entities	Other related parties
Income from loan investments	15,056	-	5,473	-
Net gain on LP Fund	2,118	-	937	-
Net gain on equity and bond investment in associate	-	3,331	-	684
Income from Special Funds (Administration Fee)	-	38	-	63

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions (Continued)

Shareholder with significant influence

The Bank considers PRC as the member that has a significant influence over the Bank’s financial and operating policies through its ability to exercise its voting powers in the Board. As of March 31, 2023, the Government of the PRC (the “Government”) owned approximately 30.71% of the paid-in capital of the Bank (Dec. 31, 2022: approximately 30.71%).

The Bank enters into transactions with enterprises ultimately controlled by the Government (State-owned Entities), including but not limited to, lending, bond investments, equity and fund investments, deposits and interbank placements, goods and services.

The Bank considers the transactions with PRC state-owned entities are activities conducted in the ordinary course of business, and the dealings of the Bank have not been significantly or unduly affected by the fact that these entities are ultimately controlled by the Government.

Significant transactions with the PRC related entities are as follows:

(1)	Loan investments

The Bank approved loan facilities to nonsovereign borrowers that are ultimately controlled by State-owned Entities with a total effective amount of USD492.95 million as at March 31, 2023. The Bank entered into the agreement with the borrowers in the ordinary course of business under normal commercial terms and at market rates.

The Bank approved sovereign-backed facilities to PRC with a total effective amount of USD2,360.6 million equivalent as of March 31, 2023. AIIB’s standard interest rate for sovereign-backed loans has been applied. All variable spread sovereign backed loans on USD LIBOR has been transitioned to SOFR reference rate, following the Bank’s amendment to General Conditions. Please refer to Note D4 IBOR reform for details.

(2)	LP Fund

In July 2019, the Bank approved a USD75 million investment into a limited partnership fund organized under the laws of Hong Kong, China and subscribed to an interest therein in November 2019. In addition to the Bank, the Government and other entities related therewith are also limited partners of the Fund. The Bank will not take part in the management of the Fund. As at March 31,2023, the fair value of the Bank’s interest in the Fund is USD60.24 million (Dec. 31, 2022: USD58.12 million).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions (Continued)

Transactions with other related parties are as follows:

(1)	Equity and bond investment in associate

In April 2020, the Bank subscribed for USD54 million in an associate. The terms of the preference shares provide the Bank with 30% voting power over the financial and operating decisions of the investee’s governing body (Note C10). As at March 31, 2023, the Bank holds USD109.70 million of infrastructure asset-backed securities issued by the associate (Note C7).

(2)	Other liabilities

As at March 31, 2023, other liabilities relate to the Project Preparation Special Fund deferred administration fee of USD0.26 million (Dec. 31, 2022: USD0.3 million) and the interest rate buy-down balance of USD39.5 million from Special Fund Window for Less Developed Members (Dec. 31, 2022: USD34.50 million) (Note C19).

Key management personnel

Key management personnel are those persons who have the authority and responsibility to plan, direct, and control the activities of the Bank. Key management personnel of the Bank is defined as the members of the Bank’s Executive Committee, that is, in accordance with the Terms of Reference of the Executive Committee dated Jan. 5, 2022, the President, the Vice Presidents, the General Counsel, the Chief Risk Officer, the Chief Financial Officer and the Chief Economist.

For the three months ended March 31, 2023 and the year ended Dec. 31, 2022, the Bank has no material transactions with key management personnel.

The compensation of key management personnel during the period comprises short-term employee benefits of USD1.02 million (for the three months ended March 31, 2022: USD1.08 million) and defined contribution plans of USD0.20 million (for the three months ended March 31, 2022: USD0.22 million).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions (Continued)

Use of office building

In accordance with Article 5 of the Headquarters Agreement, Government will provide a permanent office building (“Permanent Premises”) and temporary office accommodation to the Bank, free of charge. The Permanent Premises and temporary office accommodation are provided to the Bank for the purposes of carrying out its Official Activities, as defined in Article 1(k) of the Headquarters Agreement. The Bank does not have legal ownership of the Permanent Premises. Please refer to Headquarters Agreement disclosed on public domain of AIIB website.

The provision of the Permanent Premises and temporary office accommodation is not subject to any consideration payable by the Bank, or any conditions relating to the Bank’s lending or investing activities. The Bank, however, remains responsible for the management of the Premises and/or for the associated costs, including that of utilities and services.

On June 1, 2020, the Bank officially moved to the Permanent Premises. The temporary office was returned to the Government on June 5, 2020.

The Permanent Premises of the Bank are located at Towers A and B, Asia Financial Center, No.1 Tianchen East Road, Chaoyang District, Beijing 100101 and, as of the reporting date, provides the Bank with approximately 81,580 square meters of office space and associated facilities and equipment.

On September 11, 2019, the People’s Government of Tianjin Municipality (the “Tianjin Municipality”) and the Bank entered into a Memorandum of Understanding (the “MOU”), in accordance with Article 5 of the Headquarters Agreement, to set out the arrangements regarding the premises of the Bank as its back-up business office in Tianjin (the “Tianjin Premises”). Specifically, according to the MOU, Tianjin Municipality will provide the Tianjin Premises to the Bank for its use, free of charge, similar to the arrangements for the Permanent Premises.

On March 31, 2021, Tianjin Municipality officially handed over the Tianjin Premises to the Bank. The Tianjin Premises are located at Level 25, Level 26, 3-14, No. 681, Ronghe Road, Binhai New Area, Tianjin, and provide the Bank with approximately 4,258 square meters of office space.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C21	Segment reporting

The Bank has only one reportable segment since financial results are reviewed and resource allocation decisions are made at the entity level.

The following table presents the Bank’s loan revenue by borrowers’ geographic region for the three months ended March 31, 2023, and March 31, 2022.

Loan revenue comprises loan interest incomes, loan commitment fee and service fees.

	For the three months ended March 31, 2023			For the three months ended March 31, 2022
Region	Sovereign -backed loans	Nonsovereign -backed loans	Total	Sovereign -backed loans	Nonsovereign -backed loans	Total
Central Asia	14,637	2,206	16,843	661	721	1,382
Eastern Asia	12,324	4,625	16,949	4,287	1,573	5,860
Southeastern Asia	45,877	2,963	48,840	7,390	2,124	9,514
Southern Asia	93,044	6,282	99,326	14,828	4,113	18,941
Western Asia	44,170	14,923	59,093	8,674	4,982	13,656
Oceania	1,723	-	1,723	172	-	172
Other Regional	-	5,099	5,099	-	4,357	4,357
Total Regional	211,775	36,098	247,873	36,012	17,870	53,882
Total Non- Regional	8,855	3,621	12,476	689	1,981	2,670
Total	220,630	39,719	260,349	36,701	19,851	56,552

C22	Events after the end of the reporting period

On April 19, 2023, the Bank’s first overseas office, an Interim Operational Hub (the “Hub”), was establishment in Abu Dhabi, the United Arab Emirates upon signing the “Agreement between the Government of the United Arab Emirates and the Asian Infrastructure Investment Bank Regarding the Establishment of An Asian Infrastructure Investment Bank Office in the United Arab Emirates”. The Hub provides proximity to global financial centers and connectivity with the international infrastructure ecosystem which is important in maintaining AIIB’s growth momentum.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D1	Overview

The Bank adopts a proactive and comprehensive approach to risk management that is instrumental to the Bank’s financial viability and success in achieving its mandate. The ability to identify, mitigate, and manage risk begins with the Bank’s policies established with a strong risk culture. In addition to establishing appropriate risk parameters and a thorough and robust project review and monitoring process, the risk management function provides independent oversight of credit and other investment risk, market risk, liquidity risk, counterparty credit risk, model risk, operational risk, and compliance risk in the Bank’s activities. It is also designed to manage assets and liabilities to minimize the volatility in equity value and to maintain sufficient liquidity.

For further information, please refer to the accompanying notes D Financial Risk Management included in the Bank’s financial statements for the year ended Dec. 31, 2022.

D2	Market risk

IBOR reform

In Aug. 2020, International Accounting Standards Board (“IASB”) issued Interest Rate Benchmark Reform (“IBOR Reform”) — Phase 2 (Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16), which were mandatorily effective for annual reporting period beginning on Jan. 1, 2021.

The “Phase 2” amendments address issues that arise upon replacing the existing interest rate benchmark with the alternative interest rates and introduces additional disclosure requirements. “Phase 2” Amendments provide key relief that for instruments measured using amortized cost measurement, the amendments provide a practical expedient to account for these changes in the basis for determining contractual cash flows as a result of interest rate benchmark reform. Under the practical expedient, entities will account for these changes by updating the effective interest rate using the guidance in paragraph B5.4.5 of IFRS 9 without the recognition of an immediate gain or loss. This practical expedient applies only to such a change and only to the extent that it is necessary as a direct consequence of interest rate benchmark reform, and the new basis for determining the contractual cash flows is economically equivalent to the previous basis. The Bank has applied the practical expedients offered under “phase 2” of the amendments for the instruments have transitioned to SOFR.

AIIB is exposed to interest rate benchmarks such as interbank offered rates across various modalities. The majority of loan investments issued by the Bank are subject to floating base rate while AIIB also issues bonds in various currencies and swapped bond proceeds into floating rate based liabilities.

The interest rate swaps and cross currency swaps, taken against all new bond issuances, have been in reference to SOFR since 2021. In addition, local currency loans may be funded through cross-currency swaps from US dollars into the local currency.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Market risk (Continued)

IBOR reform (Continued)

In March 2021, the UK Financial Conduct Authority (“FCA”) announced the dates that panel bank submissions for all LIBOR settings will cease, after which representative LIBOR rates will no longer be available:

●	immediately after Dec. 31, 2021, in the case of all Sterling, EURO, Swiss Franc and Japanese Yen settings, and the 1-week and 2-month US Dollar settings; and
●	immediately after June 30, 2023, in the case of the remaining US Dollar settings

The reform aims to achieve a smooth transition to alternative benchmark rates, however it continues to face numerous uncertainties. A disorderly transition would present systemic risks and idiosyncratic risks for market participants and could have negative implications for borrowers.

The Bank’s principal exposures that are affected by IBOR Reform have been identified as loan investments and derivatives as referred to in Notes C8 and C14, respectively.

AIIB has established an IBOR transition governance structure and an active working group to execute the transition plan. AIIB is engaging with existing sovereign and nonsovereign borrowers to transition existing contracts. In Dec. 2020, AIIB’s Board of Directors approved amendments to the General Conditions for Sovereign-backed Loans (“General Conditions”), which allowed for the standardization of transition language for all sovereign-backed loans. The revised transition language was applied to all future sovereign loans and was introduced across the existing sovereign-backed loan portfolio by means of amendment agreements (in the form of omnibus amendments that covered all of the current loan portfolio of a particular borrower with the Bank). In Oct. 2021, AIIB’s Board of Directors approved policy changes and changes to the General Conditions to introduce SOFR regulations. The revised General Conditions would apply to all variable spread loans from Jan. 1, 2022, and voluntary as of Oct. 22, 2021 until Dec. 31, 2021. Changes to the General Conditions also involved introducing regulations to allow borrowers to convert variable reference rates to fixed reference rates. The ability to convert will allow borrowers paying a fixed or variable spread over a floating reference rate (i.e., SOFR) to convert the floating reference rate to a fixed rate. Thereafter, the borrower(s) would pay the respective fixed or variable spread over the newly set fixed base rate for a period determined by the borrower. The ability to convert the underlying reference rate to a fixed rate can benefit sovereign-backed borrowers who prefer to avoid exposure to SOFR rates. Borrowers may also have other reasons to elect the newly offered conversion to fixed underlying rate. To date, the Bank has not seen any material interest in interest rate conversions and remains committed to supporting its sovereign borrowers who might chose to do so in the future.

The Bank will continue to collaborate with peer institutions and market participants to mitigate potential financial and operational risks, determine details of new products and set the Bank’s asset liability management strategy.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D2	Market risk (Continued)

IBOR reform (Continued)

The following table contains details of the main financial instruments that the Bank holds as at March 31, 2023 which reference USD LIBOR and have not yet transitioned to SOFR:

	Carrying amount/ Notional amount as at March 31, 2023	Carrying amount/ Notional amount as at Dec. 31, 2022
Non-derivative assets and liabilities at carrying amount
Loan investments, at amortized cost	6,412,926	6,247,872
Bond investments, at amortized cost	16,295	16,224
Investments at fair value through profit or loss
- Bond investments – Treasury Investment portfolio	83,915	236,794
- Bond investments – Investment Operations portfolio	46,441	51,700

Non-derivative assets	6,559,577	6,552,590
Derivatives at notional amount
Interest rate swaps	6,780,000	7,030,000
Cross currency swaps	3,110,986	3,283,789
Derivatives	9,890,986	10,313,789
Loan commitment	4,343,021	4,651,969

Following the transition notices sent to its sovereign borrowers for their variable spread loans, informing them of the selection of SOFR as the replacement reference rate to LIBOR and the related amendments to the provisions of the loan agreement, all variable spread sovereign loans have been transitioned to SOFR as of June 2022. During the first half of the year 2022, the Bank executed basis swaps to transform a portion of its LIBOR liabilities from pay LIBOR to pay SOFR, to maintain, approximately, a matched balance of LIBOR liabilities and LIBOR assets.

As at March 31, 2023, the Bank still has fixed spread loans as sovereign-backed loans on a LIBOR reference rate (matched by respective LIBOR liabilities, as stated) and those loans will transition to SOFR at the first interest reprice date after June 30, 2023 following a transition notification sent to the borrowers, as established in the Bank’s General Conditions. The Bank aims to sign all amendment agreements for nonsovereign loans on a LIBOR reference rate in the first half of 2023, whereafter the loans will transition to SOFR at the first interest reprice date after June 30, 2023. This is in line with the Bank’s defined nonsovereign transition strategy, as part of which the Bank has adopted Term SOFR as an additional risk-free rate for nonsovereign borrowers from June 2022. The Bank’s swaps will transition to SOFR reference rate at first repricing date after June 30, 2023 under standard terms of the ISDA protocol.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk

Credit quality analysis

Except for loan investments and bond investments, other financial assets are paid-in capital receivables, deposits with banks and MMFs, for which the credit risk is not material.

The following table sets out the loans and loan commitments for sovereign-backed loans, nonsovereign-backed loans and bond investments, with their respective ECL allowance balances.

	March 31, 2023			Dec. 31, 2022
	Gross Carrying amount	Commitments	ECL	Gross Carrying amount	Commitments	ECL
Sovereign-backed loans	16,688,380	12,090,789	(186,027)	15,889,289	12,541,658	(176,429)
Nonsovereign-backed loans	2,045,568	838,492	(121,702)	2,045,803	497,375	(118,007)
Loan investments	18,733,948	12,929,281	(307,729)	17,935,092	13,039,033	(294,436)
Bond investments	5,344,270	-	(13,604)	4,578,107	-	(12,929)
Total	24,078,218	12,929,281	(321,333)	22,513,199	13,039,033	(307,365)

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk

The geographical distribution of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments) and ECL is as follows:

	March 31, 2023			Dec. 31, 2022
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans
Central Asia	2,374,971	50,176	2,425,147	2,246,288	49,994	2,296,282
Eastern Asia	2,570,705	-	2,570,705	2,435,457	-	2,435,457
Southeastern Asia	4,572,216	70,339	4,642,555	4,574,645	70,339	4,644,984
Southern Asia	12,594,609	834,263	13,428,872	12,748,127	832,773	13,580,900
Western Asia	3,839,439	607,339	4,446,778	3,611,329	602,787	4,214,116
Oceania	121,865	-	121,865	120,142	-	120,142
Total Regional	26,073,805	1,562,117	27,635,922	25,735,988	1,555,893	27,291,881
Total Non-Regional	1,143,247	-	1,143,247	1,139,066	-	1,139,066
Subtotal	27,217,052	1,562,117	28,779,169	26,875,054	1,555,893	28,430,947

	March 31, 2023			Dec. 31, 2022
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
ECL allowance
Central Asia	2,513	8,220	10,733	2,107	7,969	10,076
Eastern Asia	520	-	520	425	-	425
Southeastern Asia	545	17,401	17,946	457	18,461	18,918
Southern Asia	34,688	94,022	128,710	28,931	90,965	119,896
Western Asia	8,068	16,832	24,900	7,261	16,925	24,186
Oceania	351	-	351	317	-	317
Total Regional	46,685	136,475	183,160	39,498	134,320	173,818
Total Non-Regional	2,867	-	2,867	2,611	-	2,611
Subtotal	49,552	136,475	186,027	42,109	134,320	176,429

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

	March 31, 2023				Dec. 31, 2022
Region	Stage 1	Stage 2	Stage 3(1)	Total	Stage 1	Stage 2	Stage 3(1)	Total
Nonsovereign-backed loans
Central Asia	130,570	-	-	130,570	129,875	-	-	129,875
Eastern Asia	538,140	-	-	538,140	502,510	-	-	502,510
Southeastern Asia	264,148	-	73,862	338,010	191,339	-	74,068	265,407
Southern Asia	548,695	-	-	548,695	441,483	-	-	441,483
Western Asia	675,395	170,262	-	845,657	523,111	175,238	-	698,349
Other Regional	-	317,122	-	317,122	-	332,379	-	332,379
Total Regional	2,156,948	487,384	73,862	2,718,194	1,788,318	507,617	74,068	2,370,003
Total Non- Regional	50,135	115,731	-	165,866	50,804	122,371	-	173,175
Subtotal	2,207,083	603,115	73,862	2,884,060	1,839,122	629,988	74,068	2,543,178
Total	29,424,135	2,165,232	73,862	31,663,229	28,714,176	2,185,881	74,068	30,974,125

	March 31, 2023				Dec. 31, 2022
Region	Stage 1	Stage 2	Stage 3(1)	Total	Stage 1	Stage 2	Stage 3(1)	Total
ECL allowance
Central Asia	511	-	-	511	407	-	-	407
Eastern Asia	149	-	-	149	125	-	-	125
Southeastern Asia	308	-	67,950	68,258	222	-	66,909	67,131
Southern Asia	549	-	-	549	437	-	-	437
Western Asia	6,114	6,807	-	12,921	4,406	7,002	-	11,408
Other Regional	-	28,957	-	28,957	-	31,035	-	31,035
Total Regional	7,631	35,764	67,950	111,345	5,597	38,037	66,909	110,543
Total Non- Regional	787	9,570	-	10,357	609	6,855	-	7,464
Subtotal	8,418	45,334	67,950	121,702	6,206	44,892	66,909	118,007
Total	57,970	181,809	67,950	307,729	48,315	179,212	66,909	294,436

(1)

A nonsovereign-backed loan was assessed as “credit impaired” and downgraded to Stage 3 in 2021. As at March 31, 2023, USD67.95 million of ECL allowance has been provided for the loan (as at Dec. 31, 2022: USD66.91 million).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

The sector distribution of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments) and ECL is as follows:

	March 31, 2023			Dec. 31, 2022
Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans
CRF(1)-Economic Resilience/PBF(2)	7,337,466	-	7,337,466	7,153,708	-	7,153,708
CRF-Finance/Liquidity	1,358,123	233,034	1,591,157	1,346,014	230,190	1,576,204
CRF-Public Health	3,555,015	-	3,555,015	3,648,831	-	3,648,831
Education Infrastructure	251,201	-	251,201	249,912	-	249,912
Energy	4,033,978	907,218	4,941,196	4,096,871	901,622	4,998,493
Transport	5,159,861	140,609	5,300,470	5,067,408	144,134	5,211,542
Urban	1,389,897	201,065	1,590,962	1,402,846	200,015	1,602,861
Water	3,649,709	-	3,649,709	3,627,625	-	3,627,625
Multi-sector	399,478	-	399,478	199,765	-	199,765
Others	82,324	80,191	162,515	82,074	79,932	162,006
Subtotal	27,217,052	1,562,117	28,779,169	26,875,054	1,555,893	28,430,947

	March 31, 2023			Dec. 31, 2022
Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
ECL allowance
CRF-Economic Resilience/PBF	34,981	-	34,981	30,256	-	30,256
CRF-Finance/Liquidity	4,133	33,553	37,686	3,599	35,825	39,424
CRF-Public Health	1,999	-	1,999	1,707	-	1,707
Education Infrastructure	9	-	9	5	-	5
Energy	4,017	48,433	52,450	3,321	48,779	52,100
Transport	1,461	25,431	26,892	1,068	26,335	27,403
Urban	1,386	21,537	22,923	935	16,906	17,841
Water	1,525	-	1,525	1,139	-	1,139
Multi-sector	5	-	5	54	-	54
Others	36	7,521	7,557	25	6,475	6,500
Subtotal	49,552	136,475	186,027	42,109	134,320	176,429

(1)	Crisis Recovery Facility (CRF) is to support AIIB’s members and clients in alleviating and mitigating economic, financial and public health pressures arising from COVID-19.

(2)	PBF refers to policy-based financing.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

	March 31, 2023				Dec. 31, 2022
Sector	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Nonsovereign-backed loans
CRF-Finance/ Liquidity	303,752	317,122	-	620,874	301,638	332,379	-	634,017
CRF-Public Health	99,731	-	-	99,731	99,702	-	-	99,702
Digital Infrastructure and Technology	134,868	-	73,862	208,730	135,724	-	74,068	209,792
Energy	919,555	176,165	-	1,095,720	732,146	191,234	-	923,380
Multi-sector	301,908	-	-	301,908	300,806	-	-	300,806
Transport	247,047	-	-	247,047	67,044	-	-	67,044
Urban	200,222	109,828	-	310,050	202,062	106,375	-	308,437
Subtotal	2,207,083	603,115	73,862	2,884,060	1,839,122	629,988	74,068	2,543,178
Total	29,424,135	2,165,232	73,862	31,663,229	28,714,176	2,185,881	74,068	30,974,125

	March 31, 2023				Dec. 31, 2022
Sector	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
ECL allowance
CRF-Finance/ Liquidity	3,171	28,958	-	32,129	2,860	31,035	-	33,895
CRF-Public Health	82	-	-	82	79	-	-	79
Digital Infrastructure and Technology	186	-	67,950	68,136	129	-	66,909	67,038
Energy	2,173	11,674	-	13,847	1,881	9,047	-	10,928
Multi-sector	846	-	-	846	675	-	-	675
Transport	1,829	-	-	1,829	465	-	-	465
Urban	131	4,702	-	4,833	117	4,810	-	4,927
Subtotal	8,418	45,334	67,950	121,702	6,206	44,892	66,909	118,007
Total	57,970	181,809	67,950	307,729	48,315	179,212	66,909	294,436

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

(ii) Reconciliation of gross carrying amount of loans and exposure of loan commitments, bond investments, and ECL

An analysis of the changes in the gross carrying amount of loans and exposure of loan commitments, with the related changes in ECL allowances is as follows:

Sovereign-backed loans

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2023	26,875,054	1,555,893	28,430,947
New loans and commitments originated	408,000	-	408,000
Repayments	(39,814)	(2,674)	(42,488)
Movement in net transaction costs, fees, and related income through EIR method	82,951	8,898	91,849
Cancelled commitment	(187,112)	-	(187,112)
Foreign exchange movements	77,973	-	77,973
Transfer to stage 1	-	-	-
Transfer to stage 2	-	-	-
As at March 31, 2023	27,217,052	1,562,117	28,779,169

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2023	42,109	134,320	176,429
Additions	53	-	53
Change in risk parameters (1)	7,405	2,155	9,560
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	-	-	-
Reversal of ECL allowance	(15)	-	(15)
As at March 31, 2023	49,552	136,475	186,027

(1)	The change in the loss allowance is due to change in the Probability of Default (“PD”), Loss Given Default (“LGD”) and exposure at default used to calculate the expected credit loss for the loans.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Stage 3	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2023	1,839,122	629,988	74,068	2,543,178
New loans and commitments originated	365,009	-	-	365,009
Repayments	(3,473)	(11,587)	-	(15,060)
Movement in net transaction costs, fees, and related income through EIR method	(5,852)	2,848	(206)	(3,210)
Derecognition and cancelled commitment	-	-	-	-
Foreign exchange movements	12,277	(18,134)	-	(5,857)
Transfer to stage 1	-	-	-	-
Transfer to stage 2	-	-	-	-
As at March 31, 2023	2,207,083	603,115	73,862	2,884,060

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2023	6,206	44,892	66,909	118,007
Additions	1,432	-	-	1,432
Change in risk parameters (1)	780	442	1,041	2,263
Change from lifetime (stage 2) to 12- month (stage 1) ECL	-	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	-	-	-	-
Reversal of ECL allowance	-	-	-	-
As at March 31, 2023	8,418	45,334	67,950	121,702
Total gross carrying amount of loans and exposure of loan commitments as at March 31, 2023	29,424,135	2,165,232	73,862	31,663,229
Total ECL allowance as at March 31, 2023	57,970	181,809	67,950	307,729

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Sovereign-backed loans

	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2022	18,547,751	1,792,176	20,339,927
New loans and commitments originated	8,244,122	-	8,244,122
Repayments	(92,991)	(17,646)	(110,637)
Movement in net transaction costs, fees, and related income through EIR method	109,067	8,001	117,068
Cancelled commitment	(53,140)	(19,448)	(72,588)
Foreign exchange movements	(86,945)	-	(86,945)
Transfer to stage 1	287,142	(287,142)	-
Transfer to stage 2	(79,952)	79,952	-
As at Dec. 31, 2022	26,875,054	1,555,893	28,430,947

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2022	16,121	97,658	113,779
Additions	14,359	-	14,359
Change in risk parameters (1)	12,003	29,612	41,615
Change from lifetime (stage 2) to 12-month (stage 1) ECL	213	(5,585)	(5,372)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(491)	13,001	12,510
Reversal of ECL allowance	(96)	(366)	(462)
As at Dec. 31, 2022	42,109	134,320	176,429

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans

	Stage 1	Stage 2	Stage 3	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2022	1,977,604	316,388	75,525	2,369,517
New loans and commitments originated	540,986	-	-	540,986
Repayments	(148,194)	(185,686)	(1,739)	(335,619)
Movement in net transaction costs, fees, and related income through EIR method	5,149	(887)	282	4,544
Derecognition and cancelled commitment	(16,258)	(6,714)	-	(22,972)
Foreign exchange movements	(13,278)	-	-	(13,278)
Transfer to stage 1	54,239	(54,239)	-	-
Transfer to stage 2	(561,126)	561,126	-	-
As at Dec. 31, 2022	1,839,122	629,988	74,068	2,543,178

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2022	5,956	19,022	44,018	68,996
Additions	2,596	-	-	2,596
Change in risk parameters (1)	(824)	(13,726)	22,891	8,341
Change from lifetime (stage 2) to 12-month (stage 1) ECL	183	(2,777)	-	(2,594)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(1,694)	42,700	-	41,006
Reversal of ECL allowance	(11)	(327)	-	(338)
As at Dec. 31, 2022	6,206	44,892	66,909	118,007
Total gross carrying amount of loans and exposure of loan commitments as at Dec. 31, 2022	28,714,176	2,185,881	74,068	30,974,125
Total ECL allowance as at Dec. 31, 2022	48,315	179,212	66,909	294,436

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Bond investments

	Stage 1	Stage 2	Stage 3(1)	Total
Bond investments as at Jan. 1, 2023	4,564,046	-	14,061	4,578,107
New bond investments	779,985	-	-	779,985
Accrual and amortization	10,045	-	115	10,160
Transfer to stage 1	-	-	-	-
Transfer to stage 2	(42,905)	42,905	-	-
Transfer to stage 3	-	-	-	-
Derecognition	(23,982)	-	-	(23,982)
As at March 31, 2023	5,287,189	42,905	14,176	5,344,270

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2023	1,122	-	11,807	12,929
Additions	21	-		21
Change in risk parameters	637	-	79	716
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(43)	43	-	-
Change from 12-month (stage 1) to lifetime (stage 3) ECL	-	-	-	-
Reversal of ECL allowance	(62)	-	-	(62)
As at March 31, 2023	1,675	43	11,886	13,604

(1)	The Bank held bonds from four issuers that were assessed as “credit impaired” and downgraded to Stage 3. As at March 31, 2023, USD11.89 million of ECL allowance has been provided for the bonds.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

D3	Credit risk (Continued)

Credit quality analysis (Continued)

Bond investments

	Stage 1	Stage 2	Stage 3	Total
Bond investments as at Jan. 1, 2022	2,401,627	98,016	-	2,499,643
New bond investments	2,203,979	-	-	2,203,979
Accrual and amortization	18,033	(495)	-	17,538
Transfer to stage 1	59,533	(59,533)	-	-
Transfer to stage 3	(9,788)	(14,061)	23,849	-
Derecognition	(109,338)	(23,927)	(9,788)	(143,053)
As at Dec. 31, 2022	4,564,046	-	14,061	4,578,107

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2022	699	3,825	-	4,524
Additions	168	-	-	168
Change in risk parameters	(17)	-	-	(17)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	403	(2,161)	-	(1,758)
Change from 12-month (stage 2) to lifetime (stage 3) ECL	-	(1,166)	11,807	10,641
Change from 12-month (stage 1) to lifetime (stage 3) ECL	(12)	-	1,280	1,268
Reversal of ECL allowance	(119)	(498)	(1,280)	(1,897)
As at Dec. 31, 2022	1,122	-	11,807	12,929

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

The majority of the Bank’s assets and liabilities in the Statement of Financial Position are financial assets and financial liabilities. Fair value measurement of nonfinancial assets and nonfinancial liabilities do not have a material impact on the Bank’s financial position and operations, taken as a whole.

The Bank does not have any financial assets or financial liabilities subject to nonrecurring fair value measurements for the three months ended March 31, 2023 (for the three months ended March 31, 2022: none).

The fair value of the Bank’s financial assets and financial liabilities are determined as follows:

-

If traded in active markets, fair values of financial assets and financial liabilities with standard terms and conditions are determined with reference to quoted market bid prices and ask prices, respectively.

-

If not traded in active markets, fair values of financial assets and financial liabilities are determined in accordance with generally accepted pricing models or discounted cash flow analysis using prices from observable current market transactions for similar instruments or using unobservable inputs relevant to the Bank’s assessment.

Fair value hierarchy

The Bank classifies financial assets and financial liabilities into the following three levels based on the extent to which inputs to valuation techniques used to measure fair value of the financial assets and financial liabilities are observable:

Level 1:	Fair value measurements are those derived from quoted prices (unadjusted) in an active market for identical assets or liabilities;

Level 2:

Fair value measurements are those derived from inputs other than quoted included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3:	Fair value measurements are based on models, and unobservable inputs are significant to the entire measurement.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities not measured at fair value on the Statement of Financial Position

The table below summarizes the carrying amounts and fair values of those financial instruments not measured in the Statement of Financial Position at their fair value:

	March 31, 2023		Dec. 31, 2022
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
- Term deposits	7,427,431	7,427,431	6,669,005	6,669,005
- Loan investments, at amortized cost	18,429,378	18,974,445	17,641,931	18,120,730
- Bond investments, at amortized cost	5,330,666	5,090,260	4,565,178	4,281,812
- Paid-in capital receivables	285,838	282,526	304,862	301,569
Total financial assets	31,473,313	31,774,662	29,180,976	29,373,116
Financial liabilities
- Borrowings	1,860,928	1,860,722	1,307,417	1,302,352
Total financial liabilities	1,860,928	1,860,722	1,307,417	1,302,352

As at March 31, 2023, other than those disclosed above, the Bank’s balances of financial instruments not measured at fair value but with short-term maturity approximate their fair values.

Fair value of loan investments and paid-in capital receivables measured at amortized cost has been calculated using Level 3 inputs by discounting the cash flows at a current interest rate applicable to each loan and paid-in capital receivable.

The significant input used in the fair value of loan investments are risk-free rate, credit default swap spreads, expected recovery rate and foreign exchange rates. Management makes certain assumptions about the unobservable inputs to the model. These are regularly assessed for reasonableness and impact on the fair value of loans. An increase in the level of forecast cash flows in subsequent periods would lead to an increase in the fair value and an increase in the discount rate used to discount to forecast cash flow would lead to a decrease in the fair value of loans.

Fair value of bond investments held at amortized cost are generally based upon quoted market prices, if available. If the market prices are not readily available, fair values are estimated using either values obtained from independent parties offering pricing services or adjusted quoted market prices of comparable investments or using the discounted cash flow methodology.

Fair value of borrowings held at amortized cost are generally based upon quoted market prices, if available. If the market prices are not readily available, fair values are determined using discounted cash flow models.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The table below summarizes the fair values of the financial assets and financial liabilities measured in the Statement of Financial Position at their fair value:

As at March 31, 2023
	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	3,630,694	476,547	-	4,107,241
- Investment in Trust	-	-	54,624	54,624
- LP Funds and others	-	-	571,098	571,098
- Bond investments	7,471,022	109,702	-	7,580,724
- Certificates of deposit and commercial papers	-	2,695,300	-	2,695,300
- Investment Operations fixed-income portfolio	223,501	-	-	223,501
Money Market Funds	-	1,445,476	-	1,445,476
Derivative assets	-	506,680	-	506,680
Total financial assets	11,325,217	5,233,705	625,722	17,184,644
Borrowings	-	(28,549,706)	-	(28,549,706)
Derivative liabilities	-	(2,004,261)	-	(2,004,261)
Total financial liabilities	-	(30,553,967)	-	(30,553,967)

As at Dec. 31, 2022
	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	3,561,032	459,074	-	4,020,106
- Investment in Trust	-	-	57,971	57,971
- LP Funds	-	-	550,941	550,941
- Bond investments	5,624,581	113,674	-	5,738,255
- Certificates of deposit and commercial papers	-	2,114,223	-	2,114,223
- Investment Operations fixed-income portfolio	220,451	-	-	220,451
Money Market Funds	-	1,280,649	-	1,280,649
Derivative assets	-	477,469	-	477,469
Total financial assets	9,406,064	4,445,089	608,912	14,460,065
Borrowings	-	(23,168,311)	-	(23,168,311)
Derivative liabilities	-	(2,286,664)	-	(2,286,664)
Total financial liabilities	-	(25,454,975)	-	(25,454,975)

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2023

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The table below provides a reconciliation of the fair values of the Bank’s Level 3 financial assets for the three months ended March 31, 2023 and Dec. 31, 2022.

	Investment in Trust	LP Funds and others	Total
As at Jan. 1, 2023	57,971	550,941	608,912
Additions	-	15,536	15,536
Return of capital contributions	(424)	(2,505)	(2,929)
Fair value (loss)/gain, net	(2,923)	7,126	4,203
As at March 31, 2023	54,624	571,098	625,722

	Investment in Trust	LP Funds and others	Total
As at Jan. 1, 2022	54,417	277,809	332,226
Additions	-	318,967	318,967
Return of capital contributions	(852)	(54,993)	(55,845)
Fair value gain, net	4,406	9,158	13,564
As at Dec. 31, 2022	57,971	550,941	608,912

The fair value gains or losses are attributable to the change in unrealized gains or losses relating to those financial assets held at the end of the reporting period. For the three months ended March 31, 2023, the realized gains arising from the Bank’s Level 3 financial assets amounting to USD1.36 million (for the three months ended March 31, 2022: USD2.7 million).

The MMFs’ shares are not traded in any market. The fair value of the MMFs is derived from that of the net assets value. Certificates of deposit, External Managers Program, bond investments and commercial papers have been valued at instrument level, adopting either discounted cash flow method based on observable market input, or obtained from market prices. Derivative instruments and borrowings have been valued using discounted cash flow methodology based on observable market inputs. Discounted cash flow valuation technique is mainly used for the valuation of the underlying assets of the LP Funds and others, and investment in trust. The unobservable inputs mainly include weighted average cost of capital, liquidity discount and projected cash flows. The fair value of the investment in the LP funds and others, and investment in trust is based on an adjusted net assets method.

There has been no transfer among Level 1, Level 2 and Level 3 during the three months ended March 31, 2023 (for the year ended Dec. 31, 2022: none).